Exhibit 10.4

INTERIM LEASE AND PROPOSED LEASE TERMS

AML Communications, Inc.
1000 Avenida Acaso
Camarillo, CA 93012

Microwave Holdings, LLC
3350 Scott Blvd.
Santa Clara, CA 95054

Re:                               Interim Lease and Proposal for Lease by AML Communications, Inc. (“Tenant”) from Microwave Holdings, LLC (“Landlord”) in Building 25 (the “Building”) located at 3350 Scott Blvd. Santa Clara, CA 95054.

INTERIM LEASE

Prior to the consummation of the transactions contemplated pursuant to that certain Merger Agreement by and among Tenant, AML Holdings, LLC and Microwave Power, Inc., a California corporation (“MPI”) dated of even date herewith (the “Merger Agreement”), the Building was transferred to Landlord from MPI and the Landlord now seeks to lease the Building to Tenant (the “Lease”).  For a period beginning on the Closing Date of the Merger Agreement and ending on the third month anniversary of such Closing Date (the “Interim Period”), Landlord shall lease the Building to Tenant for a monthly rental payment of $4,433 with terms consistent with the Lease Proposal below.  During the Interim Period, the parties shall negotiate and enter into a definitive two year lease for the Building which shall commence upon the expiration of the Interim Period having terms and conditions consistent with the following, provided that if the parties fail to enter into a definitive agreement, a two-year lease shall, at the option of Landlord by written notice to Tenant, ensue on the terms of the Lease Proposal below:

LEASE PROPOSAL

1.	BUILDING.	Building 25
3350 Scott Blvd.
Santa Clara, CA 95054

2.	PREMISES.

The Entire Building

3.	METHOD OF MEASUREMENT.

The rentable and usable square footages of the Building, and of the Premises, as and to the extent expanded, shall be calculated pursuant to the Standard Methods of Measuring Floor Area in Office Buildings, ANSI Z65.1-1980 (“BOMA”).

4.	PURPOSE OF USE.		The Premises will be used for general office purposes and any other legally permitted use.

5.	LEASE TERM		The term of the Lease (the “Lease Term”) shall be 2 years commencing.

	5.1	OPTIONS TO RENEW.

Tenant shall have five 2 year option(s) to renew all space then under lease by Tenant, upon first providing Landlord with 3 months’ prior notice so long as Tenant is not in default at such time. The terms and conditions for the option term shall be the same as the original terms of the lease. The rights granted to Tenant hereunder may be transferred by Tenant to any sublessee or assignee of Tenant.

	5.2	TENANT LEASE CANCELLATION OPTION WITH OR WITHOUT PAYMENT OF A TERMINATION FEE

Tenant shall have a one-time right to cancel the lease effective at the end of the 6 month of the initial Lease Term (the “Termination Date”). Tenant must give notice of its intention to cancel the lease not later than 1 month prior to the Termination Date.

6.	ANNUAL BASE RENT.		The annual base rent (the “Annual Base Rent”) per rentable square foot of the initial Premises during the Lease Term shall be determined by Market Terms as defined below.

7.	MARKET TERMS/APPRAISAL CLAUSE.

“Market Terms” shall be the terms and conditions, including rent, free rent, tenant improvement allowances, brokerage commissions, construction time and all other lease concessions, which non-renewing, non-equity tenants are then receiving in connection with the lease of comparable space, of comparable building height in buildings comparable to the Building in terms of age, quality, size, location, services, amenities, quality of construction, and appearance. In the event Landlord and Tenant cannot agree upon the Market Terms within thirty (30) days, then Landlord and Tenant shall seek two independent appraisers which will then determine the Market Terms for the Premises pursuant to “Baseball Style” arbitration. In the event the two appraisers cannot agree, then the two appraisers are to select a third appraiser, at which time the three appraisers will determine the Market Terms pursuant to “Baseball Style” arbitration.

8.	REAL PROPERTY TAX AND OPERATING EXPENSE ADJUSTMENTS

TRIPLE NET — During the Lease Term, Tenant shall pay its proportionate share of real property taxes and operating expenses for the Building. Operating expenses will be calculated on a grossed-up basis reflecting variable operating expenses as if the Building was 95% occupied.

If during the Lease Term, a sale or refinancing of the Building is consummated, and as a result thereof, the real property taxes for the Building increase pursuant to a reassessment under the terms of Proposition 13, then Tenant shall not be obligated to pay, during the Lease Term, any portion of such increase.

9.	ASSIGNMENT AND SUBLEASING

Tenant shall have the right during the Lease Term to sublease or assign all or any portion of the Premises to a related entity or affiliate upon notification to Landlord.  In addition, Tenant shall have the right to assign or sublease to unrelated entities as provided below.

In addition, Tenant shall have the right to assign or sublease all or any portion of the Premises subject to Landlord’s consent, which consent will not be unreasonably withheld or delayed.  Tenant shall retain any and all profits paid in connection with any sublease or assignment in excess of Tenant’s rent obligations hereunder.  If Landlord does not respond within fifteen (15) days after Tenant’s request for consent, Landlord shall be deemed to have approved such transfer.

Landlord shall not have the right to recapture any sublease or assignment space.

10.	HEATING, VENTILATION AND AIR-CONDITIONING.

Landlord shall furnish heating, ventilation and air-conditioning (“HVAC”) during Tenant’s operating hours.  Landlord shall provide, upon Tenant’s request and at Tenant’s expense, after-hours HVAC on an hourly basis at Landlord’s actual cost with no administrative fee or start-up or minimum charge.

11.	ELECTRICITY.	Landlord shall provide Tenant with electricity for lighting and normal office equipment.

12.	CLEANING SPECIFICATIONS.	Landlord will clean Tenant’s Premises five (5) days per week, pursuant to a cleaning specifications exhibit to be attached to and made a part of the Lease.

13.	IDENTITY.	Tenant shall be permitted to install, at its expense and subject to Landlord’s consent, which will not be unreasonably withheld, signage in and on the Building.

14.	BUILDING SECURITY.	Tenant, at its own cost, shall be permitted to install its own security system for the Premises.

15.	SECURITY REQUIREMENTS.	Tenant shall pay a security deposit equal to 1 month Annual Base Rent (calculated as of the first month of the Lease Term) upon execution of the Lease.

16. ENVIORNMENTAL LAW VIOLATIONS AND TOXIC MATERIALS.

Landlord shall have the express responsibility to advise Tenant of any environmental law violations or toxic materials which are located in or about the Premises, parking areas, storage area or other parts of the Building. It shall be the responsibility of Landlord, at its sole cost and expense, to remove any toxic materials or to remedy any environmental law violations and to indemnify and hold Tenant harmless from any future action which might occur as a result of the presence of toxic materials or environmental law violations to the extent not directly caused by Tenant.

17.	ARBITRATION.	The Lease shall provide that any disputes shall be resolved by arbitration under the rules of the American Arbitration Association or such other procedures as are mutually acceptable to the parties.

18.	ABANDONMENT.	Tenant shall not be in default for vacating or abandoning the Premises so long as Tenant’s rent is paid per the lease.

19.	NON-DISTURBANCE AGREEMENT.	Landlord shall secure and deliver to Tenant non-disturbance agreements executed by all trust deed holders and ground lessors of the Building, if applicable.

20.	BUILDING PLANNING.	Landlord may not relocate the Premises to other space in the Building.

21.	TENANT’S RIGHT TO ABATE BASE RENT.

If the Premises is untenantable for Tenant, Tenant shall give Landlord notice, specifying such condition. If Landlord has not cured such condition within 15 business days after the receipt of the notice, Tenant may immediately abate all rent payable under the lease for the Premises, until the earlier of the date Landlord cures such condition or the date Tenant recommences use of the Premises.

22.	SUBORDINATION

The lease shall contain standard provisions regarding subordination of lease to any future lender; provided that such subordination is subject to tenant receiving a commercially reasonable non-disturbance agreement from such lender.

23.	REPAIRS	The lease shall have standard language regarding Tenant making repairs for damage Tenant causes to the Building.

24.	DEFAULT BY TENANT

In the event Tenant is in default which is not cured within 15 business days after receipt of notice, Landlord shall have the right to terminate the Lease and declare all rents for the remainder of the Lease term immediately due and payable.

ACCEPTED AND AGREED TO:

DATED: 6/15/04

“LANDLORD”:

Microwave Holdings, LLC

By:	/s/ Marina Bujatti
Marina Bujatti

“TENANT”

AML COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Jacob Inbar
Jacob Inbar
President & CEO